Exhibit 99.01

OPENWAVE APPOINTS FINANCIAL EXPERT PATRICK JONES TO BOARD OF

DIRECTORS AND AS CHAIR OF AUDIT COMMITTEE;

MASOOD JABBAR RETIRES FROM OPENWAVE BOARD

REDWOOD CITY, CA – September 26, 2007 – Openwave Systems Inc. (Nasdaq: OPWV), one of the world’s leading software innovators enabling revenue-generating personalized services which converge the mobile and broadband experience, today announced that Patrick Jones has been appointed to its Board of Directors and will serve as chair of the Audit Committee.

“Patrick Jones, who is experienced in both global strategic direction and financial leadership, places Openwave’s Board in a strong position to focus on long-term financial and operational stability for the company,” said Robert Vrij, Openwave President, CEO, and Interim Chairman of the Board. “Patrick rounds out a team of established software and telecommunications industry leaders who are committed to helping Openwave execute against its core business strategy, and enhancing value for all Openwave stockholders.”

Jones replaces Masood Jabbar, former Director and Chairman of the Audit and Corporate Development Committees, who is retiring from the Openwave Board. Jabbar has served as an Openwave Director since April 2003.

Jones brings considerable software and mobile industry expertise to Openwave. He currently serves as the independent Chairman of the Board for Lattice Semiconductor and is an active board member for Novell, Inc as well as Smarttrust, a privately held company that leads the market in mobile device management (MDM) solutions. Previously, Jones served as Senior Vice President and Chief Financial Officer for Gemplus International SA, a world leading provider of secure card-based solutions. Prior to Gemplus, he was Vice President and Corporate Controller at Intel Corp. Jones has also served as Chief Financial Officer at LSI

Logic, and began his career at IBM. He holds a B.A. from the University of Illinois, with a concentration in economics, and an M.B.A. from St. Louis University, with a concentration in finance.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including merchandising and advertising, which converge the mobile and broadband experience across all of a user’s devices.

As the communications industry intersects with the Internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of service management, messaging, location and client technologies. Openwave is a global company headquartered in Redwood City, California.

Openwave is a trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Openwave Systems Inc.

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